SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. 7)(*)


                               THE TALBOTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  874161-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No. 874161 10 2                 13G                    Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                                             AEON (U.S.A.), INC.
                                        (formerly known as Jusco (U.S.A.), Inc.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                        DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                             34,774,336
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                                     0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                           34,774,336
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                                       0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                                      34,774,336
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          57.74%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                              CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.874161 10 2                  13G                    Page 3 of 6 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:


The Talbots, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

One Talbots Drive
Hingham, Massachusetts 02043

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

AEON (U.S.A.), Inc. (formerly known as JUSCO (U.S.A.), Inc.)

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

520 Madison Avenue, 24th Floor
New York, New York 10022
________________________________________________________________________________
Item 2(c).  Citizenship:


Delaware corporation
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


Common Stock, par value $0.01 per share
________________________________________________________________________________
Item 2(e).  CUSIP Number:


874161-10-2
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.874161 10 2                   13G                    Page 4 of 6 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          34,774,336
          ______________________________________________________________________
     (b)  Percent of class:

          57.74%
          ______________________________________________________________________
     (c)  Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

                                                                     34,774,336,
                                                                     -----------

         (ii)  Shared power to vote or to direct the vote        Not applicable.
                                                                 ---------------

         (iii) Sole power to dispose or to direct the disposition of

                                                                     34,774,336,
                                                                     -----------

          (iv)  Shared power to dispose or to direct the disposition of

                                                                 Not applicable.
                                                                 ---------------

CUSIP No.874161 10 2                   13G                    Page 5 of 6 Pages


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


Not applicable.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


Not applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


Not applicable.

________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.


Not applicable.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.


Not applicable.

________________________________________________________________________________
Item 10.  Certifications.


Not applicable.

________________________________________________________________________________

CUSIP No.874161 10 2                   13G                    Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  January 29, 2002


                                        AEON (U.S.A.), INC.


                                                  ISAO T. TSURUTA
                                        By:_____________________________________
                                           Name:  Isao T. Tsuruta
                                           Title: Executive Vice President




Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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